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              EMPLOYMENT SEPARATION AND GENERAL RELEASE AGREEMENT
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                                    BETWEEN

               MICHAEL J. CHESSER AND ATLANTIC ENERGY, INC. AND
                   ITS AFFILIATED AND SUBSIDIARY COMPANIES,
                  INCLUSIVE OF ATLANTIC CITY ELECTRIC COMPANY


     This Employment Separation and General Release Agreement (Agreement) is made and entered into this 14th day of August, 1997 by and among Michael J. Chesser (Executive) residing at 200 Landing Lane, Linwood, New Jersey 08221 and Atlantic Energy, Inc. and its affiliated and subsidiary companies including Atlantic City Electric Company (Atlantic) (Atlantic Energy, Inc. and its affiliated and subsidiary companies, including Atlantic are hereinafter collectively referred to as the "Company" and sometimes hereinafter referred to as the "AEI Companies") having principal executive offices located at 6801 Black Horse Pike, Egg Harbor Township, New Jersey 08234-4130.

     WHEREAS, Executive has been employed by the Company in various executive capacities; and

     WHEREAS, the employment relationship between Executive and Company is subject to an Employment Agreement and a Supplement to Employment Agreement dated August 10, 1995; and

     WHEREAS, Executive has advised the Company that the Executive elects to terminate and withdraw from continued employment with the Company; and

     WHEREAS, Company, in consideration of and expressly conditioned upon compliance by Executive with the terms of this Employment Separation and General Release Agreement ("Agreement") agrees to permit Executive to withdraw from employment and to receive certain benefits which would otherwise be available to Executive upon termination by Executive for Good

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Reason and, except under those circumstances provided for in Article 4(C), expressly waives the rights under the Employment Agreement to exercise the remedies available for Termination for Cause or upon Voluntary Termination by Executive; and

     WHEREAS, the Executive agrees to terminate and withdraw from continued employment with the Company and withdraws from consideration for employment by Conectiv, Inc. (the company contemplated to be formed as a result of the merger of the Company and Delmarva Power & Light in accordance with the terms and conditions of an Agreement and Plan of Merger dated as of August 9, 1996 as Amended and Restated as of December 26, 1996 by and among Delmarva Power & Light Company, Atlantic Energy, Inc., Conectiv, Inc. and DS Sub, Inc.(the "Merger Agreement")); and

     WHEREAS, the Executive agrees to waive all rights under the Employment Agreement to exercise the remedies available for termination for Good Reason or for termination for other than Cause; and

     WHEREAS, the Company has agreed to accept the voluntary exercise of termination by the Executive upon compliance with the terms and conditions of this Agreement; and

     WHEREAS, Executive and the Company have agreed that the Executive shall withdraw from and terminate the employment relationship with the Company upon the terms and conditions more fully set forth herein;

     NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained which the parties hereto hereby agree constitute fair, reasonable and valuable consideration, Executive and the Company, intending to be legally bound, hereby represent, covenant and agree as follows:

     1.  RECITAL CLAUSES.  The Recital Clauses hereinabove set forth are
         ---------------
incorporated herein and made a material part of this Agreement.

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     2.  WITHDRAWAL FROM EMPLOYMENT.  Executive shall terminate and withdraw
         --------------------------
from full time employment as an Officer and employee of the Company effective on the earliest to happen of the following events (sometimes hereinafter referred to as the "Date of Termination or the last date of employment"):
     (i) Executive obtains a position with an entity (other than an entity with which employment is precluded pursuant to the not-to-compete provisions of this Agreement) and the timing of the withdrawal from employment is approved by and agreed and consented to by the Company so as not to interfere with the business of the AEI Companies;
     (ii) Successful completion of the merger between Company and Delmarva Power & Light Company as evidenced by a final closing of that transaction;
     (iii) Termination of the Merger Agreement or entry of a final order by a governmental agency having jurisdiction over the transaction disapproving the merger;
     (iv) Termination by the Company on a date designated by the Company or Termination for Cause in accordance with Article 4(C);
     (v) Close of business on May 1, 1998; or
     (vi) Such other date as may be mutually agreed to by Executive and the Company.

     Execution and delivery of this Agreement is agreed to by the parties as constituting evidence of Executive's resignation without the necessity of the execution and delivery of a further letter of resignation.

     Notwithstanding the preceding paragraph, it is further understood and agreed that should Executive obtain authorized employment as contemplated by Subparagraphs (i), (iv) or (vi), Executive shall nonetheless continue to actively promote the successful consummation of the merger as contemplated by the Merger Agreement and shall, at no additional cost or expense to the Company

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cooperate with Company and act in good faith to assist the Company, to whatever extent is reasonably required by the Company, to pursue the requisite regulatory approvals and other related processes necessary to consummate the merger transaction.

     Executive shall also, effective July 28, 1997, withdraw from participation as a member of the merger transition Senior Leadership Team which consists of senior executives of the Company and of Delmarva Power & Light Company.

     It is further agreed that on July 28, 1997 Executive shall execute and deliver a Notice of Resignation in the form which has been agreed upon between the parties and is attached hereto as EXHIBIT A, evidencing his resignation from the Board of Directors of Atlantic Energy, Inc. effective at close of business on August 13, 1997 (being the day prior to the next regularly scheduled meeting of the Board of Directors of Atlantic Energy, Inc.).

     It is further understood and agreed that commencing July 28, 1997, and for so long as Executive shall thereafter continue in the employment of the Company, Executive shall serve on, or be removed from, such Boards of Directors of the AEI Companies as the Chief Executive Officer of the Company and the respective Boards of Directors shall, from time to time, determine in their sole discretion; and Executive shall retain such titles and positions within the AEI Companies as the Chief Executive Officer of the Company, in combination with the Boards of Directors of the respective AEI Companies shall, from time to time, determine as being in the best interest of the Company, and any such changes, substitutions, modifications, or reporting distinctions are acknowledged by the Executive as being consistent with the terms and conditions of this Agreement and are recognized as being in the best interest of the AEI Companies.

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     3.  UNDERTAKINGS OF EXECUTIVE.  In consideration of the undertakings of the
         -------------------------
Company, except as provided in Article 4(C), the Executive agrees, as a condition to receipt of the benefits to be paid in accordance with Article 4 of this Agreement to:
     (i) Devote his full time and attention and his best efforts to aggressively pursue achievement of the 1997 Business Plan of the Company (which includes a five year business plan) until such time as he is released from his service obligation in accordance with Article 2 of this Agreement;
     (ii) In good faith, actively and aggressively promote an early and successful consummation of the merger, and to take all requisite action, in his capacities as an Executive of the AEI Companies, to assure consummation of the merger transaction within the timeframe contemplated by the Merger Agreement;

     (iii) Act in good faith and with best efforts to discharge his responsibilities as an executive of the AEI Companies by serving as a positive role model, by encouraging, motivating and inspiring the employees of the Company and of the Company's merger partner, by positively promoting the Company and Conectiv in the community, in the State of New Jersey and the region (Pennsylvania, New Jersey, Delaware, Maryland, Virginia, New York,), and in all other locations where the AEI Companies, the DP&L Companies or the Conectiv Companies now do business or contemplate doing business consistent with the five year business plan of the Company, of DP&L, and/or Conectiv;

     (iv) Engage in no activity or conduct which would bring discredit upon, or damage the business or reputations of Executive and his position as Executive, the Company, its employees, DP&L, or Conectiv;

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     (v) Until such time as he is released from his service obligation in accordance with Article 2 of this Agreement, effectively administer the duties of Executive as President and Chief Operating Officer, and the duties of the Executive in any other position which Executive may, from time to time hold within the AEI Companies, acting at all times in the exclusive best interest of the Company, and without any personal gain or benefit;

     (vi) Report directly to the Chief Executive Officer of the Company and keep the Chief Executive Officer of the Company fully informed concerning Executive's activities and the status of the business plan performance;

     (vii) Take the necessary action to assure that Executive is available and reasonably accessible to the Chief Executive Officer, and that the Chief Executive Officer is informed of Executive's whereabouts at all times;

     (viii) Submit all expenses and requests for reimbursement, travel, participation in programs, educational development, seminars, business research activities, and other reimbursable business activities through the Chief Executive Officer for approval by the Chief Executive Officer;

     (ix) Perform any and all other duties and responsibilities, and undertake any and all other obligations which Executive may be reasonably asked to undertake or perform to further the success of the Company in the pursuit of its business plans and/or the consummation of the merger and/or the restructuring proceedings which are currently underway within the State of New Jersey;

     (x) Actively encourage and positively support Company employees in making informed decisions concerning continued employment with the Company and with Conectiv; and

     (xi) Cooperate with the CEO and Management of the Company, as requested, to pursue the financial and public policy objectives of the Company and of Conectiv.

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     The duties and responsibilities set forth herein shall be responsibly and effectively discharged by Executive, in good faith and exercising best efforts, and Executive agrees to continue to discharge those obligations and responsibilities to the extent requested by the Chief Executive Officer, even if Executive shall obtain other employment, and Executive agrees to continue to do so consistent with the terms of this Agreement through the successful consummation of the Merger or the termination of the Merger in accordance with the terms of the Merger Agreement.

     4.  UNDERTAKINGS OF THE COMPANY.  In consideration of the Executive's
         ---------------------------
execution and delivery of this Agreement, and his agreement to be bound by its terms and conditions, including but not limited to his effectively performing the undertakings set forth in the preceding paragraph as a condition to payment, the Company agrees that it shall provide the benefits described in either Subparagraphs A, B, C or D, depending upon the circumstances, in the manner hereinafter described:

     (A) CHANGE OF CONTROL AND CONSUMMATION OF MERGER ON OR BEFORE MAY 1, 1998. Except as otherwise provided in Article 4(C), if the Merger shall be consummated, which shall result in a Change of Control as defined in the Supplemental Executive Retirement Plan (and other plans of the Company), and the closing shall occur on or before May 1, 1998, the Company agrees to:

     (i) To the extent not previously paid on or before the Termination Date, pay to Executive, in the discretion of the Company either in a lump sum to be paid within twenty (20) days following consummation of the Merger or by payment(s) over time (not to exceed one (1) year unless otherwise provided for in the applicable plan), or in such other form of payment to which the Company may consent, or as provided under the operative plan(s):

     1. The Executive's Base Salary (Base Salary is the 1997 base salary without any other bonus or other form of compensation) through to Executive's last day of employment with the Company (the Company reserves the right, at its discretion, to make this

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payment, in advance, within thirty (30) days following the Executive's last day of employment with the Company);

     2. A cash amount equal to three times the sum of (a) the Executive's 1997 Annual Base Salary (calculated for the full calendar year); and (b) an amount equal to the 1997 Annual Bonus based on the achievement of target levels of performance, but excluding the one-time bonus opportunity for 1997 related to the earnings per share component;

     3.  An amount equal to the product of (x) times (y), minus (z):
         (x) The target bonus for 1997 inclusive of the 1997 "one-time benefit" related to the additional Earnings per Share component of the Balanced Corporate Scorecard as calculated in the same manner as for all officers of the Company but prorated through Executive's last day of employment with the Company and to be paid at the same time as all other executives receive such payment;
         (y) A fraction, the numerator of which is the number of days in 1997 which have elapsed as of the last day of employment, and the denominator of which is 365;
         (z) An amount equal to any amount paid to the Executive under the Company's applicable bonus plan as a result of the consummation of the Merger to the extent calculated based on achievement of 1997 performance targets;

     4. Those amounts otherwise payable to or in respect of the Executive under the Company's otherwise applicable long-term incentive compensation and equity plans and programs calculated through the last day of employment (the "Incentive and Equity Amounts"), all of

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which shall be fully accelerated and deemed earned, and all applicable performance targets thereunder shall be deemed to have been met;

     5. The amounts payable to or in respect of all pension, supplemental retirement or excess benefit plans, which shall be determined based on the granting of service credit for a period of three (3) years (commencing on Executive's last day of employment with the Company) and, after such credit has been granted, shall be computed based upon the deemed age of the Executive at the end of such three year period; and Executive's vested interest in such benefits shall accelerate. For purposes of calculation of Supplemental Retirement Benefits, Final Annual Compensation (as defined in the underlying plans) shall be equal to Final Annual Compensation as of the Date of Termination; and

     6. All amounts or benefits owing to the Executive under the Company's otherwise applicable employee benefit plans and programs, including any compensation previously deferred by the Executive (together with any accrued earnings thereon) and not yet paid by the Company and any accrued but unused 1997 (or 1998 if the Termination Date shall occur in 1998) vacation pay not yet paid by the Company (the "Accrued Obligations"). The Company reserves the right to pay to Executive such vacation pay within thirty (30) days following Executive's last day of employment with the Company.

          In any instance, where Company makes a pre-payment to Executive, it is understood and agreed that payment of such benefit(s) shall not be paid to Executive more than once.

          A sample calculation, for illustrative purposes, is attached hereto as SCHEDULE 1.

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          (B) NO CHANGE OF CONTROL AND NO CONSUMMATION OF MERGER.  Except as
otherwise provided in Article 4(C), in the event the Merger shall not be consummated on or before May 1, 1998, or in the event the Merger Agreement shall be terminated by mutual agreement of the parties thereto, or as a result of entry of a final order of an agency having jurisdiction over the transaction, and assuming further that the termination, or failure to consummate the Merger was not as a result of any of (i) a breach by the Executive of this Agreement,
(ii) the failure of the Executive to perform any of Executive's obligations hereunder, (iii) any action by the Executive which arises out of a willful or continuous failure by Executive to perform his duties (other than resulting from incapacity due to physical or mental illness), (iv) the Executive's conviction or plea of nolo contendere to a felony, (v) the Executive's willful engagement in misconduct in connection with employment which results in damage to the business or reputation of the Company, the AEI Companies, Delmarva Power & Light Company or Conectiv then, and in such event, the Company agrees to:

          (i) To the extent not previously paid on or after the Termination Date, pay to Executive, in the discretion of the Company either in a lump sum to be paid within twenty (20) days following May 1, 1998 or following such earlier date on which the Merger shall have been terminated, or by payment(s) over time (not to exceed one (1) year unless otherwise provided for in the applicable plan), or in such other form of payment to which the Company may consent, or as provided under the operative plan(s):

              1. The Executive's Base Salary through to Executive's last day of employment with the Company (the Company reserves the right, at its discretion, to make this payment, in advance, within thirty (30) days following the Executive's last day of employment with the Company);

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               2. A cash amount equal to two times the sum of (a) the
Executive's 1997 Annual Base Salary (calculated for the full calendar year); and
(b) an amount equal to the 1997 Annual Bonus based on the achievement of target levels of performance, but excluding the one-time bonus opportunity for 1997 related to the earnings per share component;

               3.   An amount equal to the product of (x) times (y):
               (x) The Target bonus for 1997 inclusive of the 1997 "one-time benefit" related to the additional Earnings per Share component of the Balanced Corporate Scorecard as calculated in the same manner as for all officers of the Company but prorated through Executive's last day of employment with the Company and to be paid at the same time as all other executives receive such payment;
               (y) A fraction, the numerator of which is the number of days in 1997 which have elapsed as of the last day of employment, and the denominator of which is 365;

               4. (a) If the Merger is not consummated in accordance with the terms of the Merger Agreement, then those amounts otherwise payable to or in respect of the Executive under the Company's otherwise applicable long-term incentive compensation and equity plans and programs calculated through the last day of employment, but without acceleration, and based upon actual performance results rather than target results; and all of which shall be prorated through the last day of employment, which shall be payable to Executive at the same time all other participants receive payment;

                     (b) If the Merger shall not have been terminated or consummated in accordance with the Merger Agreement prior to close of business on May 1, 1998, for purposes of

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calculation of benefit(s) under this Subparagraph 4, it is understood and agreed that Executive shall receive an amount equivalent to the prorated portion of the applicable long-term incentive compensation and equity plans and programs in which Executive was a participant during his employment (subject to Article 12 of this Agreement), prorated through the last day of employment, and utilizing the assumption, for computation purposes, that the minimum threshold targets have been met. Such amounts shall be payable in the manner hereinabove set forth. Executive shall have no other rights of participation in the applicable long-term incentive compensation and equity plans and programs beyond the last date of his employment;

          5. It is agreed that entitlement to benefits under the Supplemental Executive Retirement Plan shall be deemed to be vested without regard to years of service requirements. All other retirement benefits which shall be calculated, determined and paid in accordance with the terms of the applicable pension, excess benefit or supplemental retirement plans;

          6. All amounts or benefits owing to the Executive under the Company's otherwise applicable employee benefit plans and programs, including any compensation previously deferred by the Executive (together with any accrued earnings thereon) and not yet paid by the Company and any accrued but unused 1997 (or 1998 if the Termination Date shall occur in 1998) vacation pay not yet paid by the Company (the "Accrued Obligations"). The Company reserves the right to pay to Executive such vacation pay within thirty (30) days following Executive's last day of employment with the Company.

          In any instance where Company makes a pre-payment to Executive, it is understood and agreed that payment of such benefit(s) shall not be paid to Executive more than once.

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                    A sample calculation, for illustrative purposes, is attached hereto as SCHEDULE 2.

          (C) TERMINATION FOR CAUSE. If the merger shall not be consummated as a result of, or related to any action or failure to act by Executive arising out of the categories (i) through (v) hereinafter described; or, regardless of whether the Merger shall be consummated, if Executive shall (i) fail to materially perform any of Executive's obligations under this Agreement in the manner provided herein, or (ii) shall violate or breach any material term or condition of this Agreement, or (iii) shall willfully or continuously fail to perform his duties (other than resulting from incapacity due to physical or mental illness), or (iv) shall be convicted or plead nolo contendere to a felony, or (v) shall engage in misconduct in connection with employment or while serving as an officer of the Company, which results in damage to the business or reputation of the Company, the AEI Companies, Delmarva Power & Light Company or Conectiv, Inc. then, and in such event, it is agreed that the Company shall perform the following and shall have no further financial or other obligations to the Executive:

          (i) Pay to Executive, at the discretion of the Company either in a lump sum or in such other form of payment as is provided or elected by the Company (provided that such payments do not extend beyond one (1) year unless otherwise provided in the applicable plan) or, if payment is made under an operative plan, such form of payment as is provided or elected by the Executive or the Company under such plan(s):

              1. The Earned Salary and the Accrued Obligations in cash, in a single lump sum, as soon as practicable following the date of determination that Executive is to receive the compensation provided in this Subparagraph (C).

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          2.   The Incentive and Equity Amounts and the Supplemental Retirement
Benefits, each calculated and paid in accordance with the terms of the underlying plan(s) and without acceleration, without additional service credit, and without any modification to the terms and conditions of the underlying plan(s); and, for purposes of the Supplemental Retirement Benefits, no additional years of service or age shall be applied, and for purposes of the Incentive and Equity Amounts, participation shall be prorated through December 31, 1997 and calculated assuming that only the minimum threshold shall have been met if there shall be consummation of the merger in accordance with the Merger Agreement subsequent to May 1, 1998; and, for purposes of the Incentive and Equity Amounts, if there shall be no merger in accordance with the Merger Agreement prior to the expiration of the now current plan(s), then payment shall be prorated through December 31, 1997 and payable based upon actual plan performance at the same time as all other participants receive payment.

          3. Provide continuation of health care coverage in compliance with COBRA.

          It is understood and agreed that, in such event as contemplated by this Subparagraph (C), even if the Merger shall subsequently be consummated, Executive expressly waives any right to any additional benefit which might otherwise have been payable under the underlying plan(s) or in accordance with Executive's Employment Agreement as a result of the consummation of such Merger, which Employment Agreement is expressly extinguished.

               A sample calculation, for illustrative purposes, is attached hereto as SCHEDULE 3.

               It is agreed that any conduct within the terms of this section which occurred prior to the execution of this Agreement shall not serve as the basis for termination or cause unless

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Executive engages in conduct subsequent to signing this Agreement or conduct is revealed subsequent to the signing of this Agreement which is within the reason for termination for cause specified herein.

          (D) TERMINATION DUE TO DEATH/DISABILITY. If the Executive's employment is terminated by reason of the Executive's death or permanent disability prior to the happening of any of the events of termination of employment specified in Article 2, the Company agrees to:

             (i) Pay to Executive, or the Executive's legal representative, the following amounts either in a lump sum, or in such other form of payment as is provided or elected by the Executive or by the Company under the operative plan(s):

                    1. The Executive's full Base Salary through the date of death or disability;

                    2. The Supplemental Retirement Benefits in the amount otherwise payable to or in respect of the Executive under the Company's otherwise applicable long-term incentive compensation and equity plans and programs, it being understood that, in the event of death or disability, any applicable performance targets thereunder (to the extent not already determined as of the Termination Date) shall be deemed to have been met for the applicable performance period and that payments thereunder shall be prorated as of the Date of Death or Disability; and

                    3.   An amount equal to the product of (x) times (y), minus
(z):
                    (x) The target bonus for 1997 inclusive of the 1997 "one-time benefit" related to the additional Earnings per Share component of the Balanced Corporate Scorecard as calculated in the same manner as for all officers of the Company but prorated through Executive's last day of employment with the

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                         Company and to be paid at the same time as all other
                         executives receive such payment;
                    (y) A fraction, the numerator of which is the number of days in 1997 which have elapsed as of the last day of employment, and the denominator of which is 365;
                    (z) If Executive's last day of employment occurs in the same calendar year as the consummation of the merger, and the Executive has already received compensation under the Company's applicable bonus plan in that calendar year, whether as a result of the merger or otherwise, then an amount equal to the amount paid the Executive under the Company's applicable bonus plan in that calendar year (inclusive of the "one-time benefit");

              4. All vested amounts or other benefits owing to the Executive under the Company's otherwise applicable employee benefit plans and programs, including any compensation previously deferred by the Executive (together with any accrued earnings thereon) and not yet paid by the Company and any accrued vacation pay not yet paid by the Company.

          With the exception of amounts payable pursuant to the operative plans, the salary, prorated bonus and other amounts due and owing shall be paid in cash in a single lump sum as soon as practicable following the date of death or disability. All other payments shall be made in accordance with the terms of the underlying plans.

          (E) BOARD DETERMINATION. Prior to a determination by the Company that the Executive is entitled to only the benefits provided in Subparagraph (C) of this Article, the Company

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shall provide thirty (30) days written notice to the Executive and shall provide the Executive the opportunity to be heard by the Board of Directors of the Company. In such event, it is understood and agreed that the good-faith determination by at least two-thirds of the Company's non-employee directors shall be sufficient to determine that appropriate cause exists to pay to the Executive only those benefits described in such subsection.

          (F) CERTAIN FURTHER PAYMENTS BY THE COMPANY. If Executive receives benefits from the Company in accordance with Subparagraph (A) of this Article:

          1. In the event that any amount or benefit paid or distributed to the Executive pursuant to this Agreement, taken together with any amounts or benefits otherwise paid or distributed to the Executive by the Company or any affiliated company (inclusive of any successor company) (collectively, the "Covered Payments"), are or become subject to the tax (the "Excise Tax") imposed under Section 4999 of the Code or any similar tax that may hereafter be imposed, the Company shall pay to the Executive at the time specified in Section 6(e)(v) below an additional amount (the "Tax Reimbursement Payment") such that the net amount retained by the Executive with respect to such Covered Payments, after deduction of any Excise Tax on the Covered Payments and any Federal, state and local income, employment or other tax and Excise Tax on the Tax Reimbursement Payment provided for by this Section 6(e), but before deduction for any Federal, state or local income or employment tax withholding on such Covered Payments, shall be equal to the amount of the Covered Payments.

          2.  For purposes of determining whether any of the Covered
Payments will be subject to the Excise Tax and the amount of such Excise Tax,
          (1) such Covered Payments will be treated as "parachute payments" within the meaning of Section 28OG of the Code, and all "parachute payments" in excess of the "base

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amount" (as defined under Section 28OG(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless, and except to the extent that, in the good faith judgment of the Company's independent certified public accountants appointed prior to the Effective Date or tax counsel selected by such Accountants (the "Accountants"), the Company has a reasonable basis to conclude that such Covered Payments (in whole or in part) either do not constitute "parachute payments" or represent reasonable compensation for personal services actually rendered (within the meaning of Section 28OG(b)(4)(B) of the Code) in excess of the "base amount," or such "parachute payments" are otherwise not subject to such Excise Tax, and

          (2) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 28OG of the Code.

           3.   For purposes of determining the amount of the Tax
Reimbursement Payment, the Executive shall be deemed to pay:

          (1) Federal income taxes at the highest applicable marginal rate of Federal income taxation for the calendar year in which the Tax Reimbursement Payment is to be made, and

          (2) any applicable state and local income taxes at the highest applicable marginal rate of taxation for the calendar year in which the Tax Reimbursement Payment is to be made, net of the maximum reduction in Federal incomes taxes which could be obtained from the deduction of such state or local taxes if paid in such year.

          4. In the event that the Excise Tax is subsequently determined by the Accountants or pursuant to any proceeding or negotiations with the Internal Revenue Service to be less than the amount taken into account hereunder in calculating the Tax Reimbursement Payment made, the Executive shall repay to the Company, at the time that the amount of such reduction in the

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Excise Tax is finally determined, the portion of such prior Tax Reimbursement
Payment that would not have been paid if such Excise Tax had been applied in initially calculating such Tax Reimbursement Payment, plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. Notwithstanding the foregoing, in the event any portion of the Tax Reimbursement Payment to be refunded to the Company has been paid to any Federal, state or local tax authority, repayment thereof shall not be required until actual refund or credit of such portion has been made to the Executive, and interest payable to the Company shall not exceed interest received or credited to the Executive by such tax authority for the period it held such portion. The Executive and the Company shall mutually agree upon the course of action to be pursued (and the method of allocating the expenses thereof) if the Executive's good faith claim for refund or credit is denied.

          In the event that the Excise Tax is later determined by the Accountants or pursuant to any proceeding or negotiations with the Internal Revenue Service (the "Service") to exceed the amount taken into account hereunder at the time the Tax Reimbursement Payment is made (including, but not limited to, by reason of any payment the existence or amount of which cannot be determined at the time of the Tax Reimbursement Payment), the Company shall make an additional Tax Reimbursement Payment in respect of such excess (plus any interest or penalty payable with respect to such excess) at the time that the amount of such excess is finally determined, such that the net amount retained by the Executive with respect to the Covered Payments, after deduction of any Excise Tax on the Covered Payments and any Federal, state and local income, employment or other tax and Excise Tax on the Tax Reimbursement Payment provided for by this Section, but before deduction for any Federal, state or local income or employment tax withholding on such Covered Payments, shall be equal to the amount of the Covered Payments.

               The Company agrees to reimburse the Executive for reasonable fees and expenses in connection with any audit or assessment by the Service if a claim ("Claim") by the Service arises out of, or results from the treatment by the Service of any payments made by the Company as parachute payments and for the cost of preparing the Executive's income tax returns for the year in which any payment by the Company may be characterized as a parachute payment. The Executive shall notify the Company in writing of any such Claim as soon as practicable but in no event later than ten (10) business days after the Executive is informed of such Claim and shall cooperate with the Company in good faith to effectively contest the Claim. The Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such Claim and the Executive agrees to prosecute such contest as the Company shall determine. Notwithstanding the foregoing, if the Company forgoes further prosecution of such contest, the Executive may elect to continue such prosecution; provided,
                                                               --------
however, that in no event shall the Company be liable for the fees and expenses
-------
in connection with such further prosecution.

              5. The Tax Reimbursement Payment (or portion thereof) provided for in Subparagraph 1 of this Article shall be paid to the Executive not later than 10 business days following the payment of the Covered Payments; provided, however, that if the amount of such Tax Reimbursement Payment (or portion thereof) cannot be finally determined on or before the date on which payment is due, the Company shall pay to the Executive by such date an amount estimated in good faith by the Accountants to be the minimum amount of such Tax Reimbursement Payment and shall pay the remainder of such Tax Reimbursement Payment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined, but in no event later than 45 calendar days after payment of the related Covered Payment. In the event that the amount of the estimated Tax Reimbursement Payment exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to the Executive, payable on the fifth business day after written demand by the Company for payment (together with interest at the rate provided in Section 1274 (b)(2)(B) of the Code).

          6. It is further understood and agreed that the Company reserves the right to restructure the form, method and description of any payment to be made to Executive in accordance with Article 4(A) of this Agreement, to the extent that the Company may do so in a manner which would lawfully mitigate the Federal Excise Tax obligation of the Company but which, as a result, would not reduce the underlying payments (not including the Federal Excise Tax and the Excise Tax gross-up described in this Article 4(F)) to be received by the Executive. In such event, Executive agrees to cooperate with the Company and to execute and deliver to the Company such additional documents, including, but not limited to amendments or revisions to this Agreement which the Company shall request in accordance with advice to the Company received from its accountants and its legal advisors.

          Notwithstanding the preceding paragraph, in the event it shall subsequently be determined that an Excise Tax is due and owing, the provisions of Subparagraphs 4 and 5 shall apply.

          (G) CONTINUATION OF HEALTH CARE BENEFITS. In the event Executive shall be entitled to benefits to be provided by the Company under Article 4(A) or 4(B) of this Agreement, Company shall continue to provide Executive with continuing health care insurance in accordance with its current plan or any successor plan through 11:59 p.m. on August 11, 1999 or through such earlier date on which Executive shall become eligible for comparable coverage under any plan provided by a subsequent employer.

          (H) EXECUTIVE OUT-PLACEMENT SERVICE. Company shall provide Executive with executive out-placement services through Executive Assets Company or a similar provider selected by the Company at a cost to Company which shall not exceed Fifteen Thousand Dollars ($15,000) which shall commence on a date mutually agreeable to the Company, Executive and the out-placement service and which shall then continue to be available thereafter until such time as the maximum threshold of expense shall have been reached or until Executive shall have obtained subsequent employment, whichever shall first occur. Out-placement services shall be utilized by the Executive at the location(s) being utilized by the out-placement service provider at the time the service is rendered.

          (I) NO DUPLICATION OF PAYMENT(S). It is understood and agreed that the Company shall only provide benefits to the Executive in accordance with one of the subsections (A) through (D), and there shall be no duplication of payments or payment entitlement.

          (J) INTEREST ON CERTAIN PAYMENTS. In the event any payment to be made by the Company or its successor to Executive in accordance with Article 4 of this Agreement shall, at the election of the Company or its successor, be paid over time rather than in a lump sum, in such event Executive shall also receive interest on the unpaid balance calculated at the same rate and in the same manner as interest payable by the Company or its successor under the then current deferred compensation program. This provision shall not apply to payments which, in accordance with underlying plan provisions are to be paid or payable over time.

     5.    FULL SETTLEMENT.  Executive, for and in consideration of the
           ---------------
undertakings by the Company described in Article 4, and the other good and valuable consideration set forth herein, and intending to be legally bound, does hereby REMISE, RELEASE, AND FOREVER DISCHARGE, Atlantic City Electric Company, Atlantic Energy, Inc. and all subsidiary and affiliated corporate entities, their officers, directors, employees and agents, and their respective successors and assigns, heirs, executors and administrators (collectively hereinafter referred to for purposes of this Agreement as the "AEI Companies"), Delmarva Power & Light Company and all subsidiary and affiliated corporate entities, their officers, directors, employees and agents and their respective successors and assigns, heirs, executors and administrators (collectively hereinafter referred to for purposes of this Agreement as the "DP&L Companies" and Conectiv, Inc. and all subsidiary and affiliated corporate entities, their officers, directors, employees and agents and their respective successors and assigns, heirs, executors and administrators (collectively hereinafter referred to for purposes of this Agreement as the "Conectiv Companies") from all causes of action, suits, debts, claims and demands whatsoever in law or in equity, which Executive ever had, now has, or hereafter may have, or which his heirs, executors, or administrators may have, by reason of any matter, cause or thing whatsoever, occurring at any time in the past up to and including the date of the execution of this Agreement and General Release and more particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to Executive's employment relationship with the AEI Companies, the DP&L Companies and the Conectiv Companies, and the termination of that employment relationship including, but not limited to, any claims arising under Title VII of the Civil Rights Act of 1964, 42 U.S.C. (S)2000(e) et seq., the
                                                                -- ---
Americans with Disabilities Act (ADA), 29 U.S.C. (S)706, et seq., the Age
                                                         -- ---
Discrimination Employment Act, 29 U.S.C. (S)621 (ADEA), the Employee Retirement Income Security Act of 1974 (ERISA), the New Jersey Law Against Discrimination, 29 U.S.C. (S)301 et seq., the New Jersey Conscientious Employee Protection Act
                 -- ---
(SEPA), the United States, the New Jersey and the Delaware Constitutions, the Common Law of the State of New Jersey, the Statutory and Common Law of the State of Delaware and the Statutory and Common Laws of the Commonwealth of Virginia, and all other claims under any Federal or State Common Law, Statutory, Constitutional, or Regulatory or contractual provision now or hereafter recognized, and any claims for attorneys' fees and costs. This Release is effective without regard to the legal nature of the claims raised and without regard to whether any such claims are based upon tort, equity, implied or express contract or discrimination of any sort.

          It is further understood and agreed that receipt by Executive of the benefits set forth in Article 4 is expressly contingent upon the execution and delivery by Executive of a General Release which shall consist of Articles 5 through 13(D) of this Agreement.

     6.   COVENANT NOT TO SUE.  In further consideration of the payments to be
          -------------------
made by the Company as described in Article 4, and the Release set forth in
Article 5, Executive agrees that he will not file, charge, claim, sue or cause or permit to be filed, charged or claimed, any action for legal or equitable relief (including damages, injunctive, declaratory, monetary or other relief) involving any matter released in Article 5. In the event that suit shall be filed in breach of this covenant not to sue, it is expressly understood and agreed that this covenant shall constitute a complete defense to any such suit. In the event litigation is brought to enforce the terms of this paragraph, and the Company has fulfilled its obligations under Article 4 of this Agreement, the Company shall be entitled to recover those costs and attorneys' fees incurred in defense of such suit or claim, together with any and all damages suffered by the Company which include, but are not limited to payments made by the Company pursuant to this Agreement.

     7.    CONFIDENTIAL INFORMATION; COMPANY PROPERTY.  In further consideration
           ------------------------------------------
of the payments and benefits described in Article 4, the Executive represents, agrees, covenants and warrants that:

          (A) CONFIDENTIAL INFORMATION. The Executive shall hold in a fiduciary capacity for the benefit of the Company and its successors all secret or confidential information, knowledge or data relating to the AEI Companies, the DP&L Companies, the Conectiv Companies and of their affiliated or related companies, and their respective businesses, (i) obtained by the Executive during his employment by the Company or any of its affiliated companies or obtained by the Executive during the course of the Merger negotiations and the transition activities undertaken in contemplation of the consummation of the Merger and (ii) not otherwise public knowledge (other than by reason of an unauthorized act by the Executive). After termination of the Executive's employment with the Company, the Executive shall not, without the prior written consent of the Company, unless compelled pursuant to an order of a court or other body having jurisdiction over such matter, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. This obligation includes, but is not limited to the following obligations:

          (i) Executive will not disclose to any other person or company, or use for his own personal benefit any confidential or proprietary information disclosed to him or of which he became aware by reason of his employment or association with the AEI Companies, the DP&L Companies and the Conectiv Companies and their related and affiliated companies. Such confidential information includes, but is not limited to all data and information relating to the business of the AEI Companies, the DP&L Companies and the Conectiv Companies, whether or not it constitutes a trade secret, and which has been disclosed to Executive or of which Executive has become aware as a consequence of his employment with the AEI Companies and through the Merger transition activities associated with the DP&L Companies and the Conectiv Companies, and which has value to any such company or their affiliated and related companies, and is not generally known by its competitors including, but not limited to, information relating to (a) business plans and strategies and proprietary information of such Companies, (b) to business methods and processes of such Companies or any of them, and (c) to the financial and business affairs of such Companies relating to services, customers, customer lists, customer usage patterns, customer needs, employee or employees' compensation, marketing and/or business projections, plans, development, accounting and marketing studies, information about the costs, sources of, and arrangements for service or materials supplied to the Companies, to customers or to clients of the Companies, submission and proposal procedures, production, labor and/or materials costs, profits and losses, prices, discounts, technical procedures, "know how", "formulae", "processes", "procedures", "techniques", "machinery", "apparatus", "inventions", "studies", "research projects", "technical data", "investment criteria", "product specifications", and any similar information, material and data.

          (ii) In further consideration of the payments and benefits specified in Article 4, Executive agrees that he will not voluntarily and without mandate of legal process, directly or indirectly engage in, support, supply information for, or act as an expert or consultant in, or any other way assist, aid or abet any actions or proceedings which may be instituted against any AEI Company, any DP&L Company or any Conectiv Company, or their affiliated and related Companies, in recognition of the fact that any such action or proceeding would necessitate utilization of confidential information. Executive acknowledges that this restriction and the obligation to maintain confidential information constitute fair and reasonable protections and are intended solely to protect the legitimate business interests of the AEI Companies, the DP&L Companies and the Conectiv Companies, and not to prevent Executive from earning a livelihood. Accordingly, nothing herein contained shall prevent Executive from securing employment in the public or private sector utilizing his general skills and experience, so long as Executive does not violate the provisions of this Agreement, inclusive of the provisions contained in this Article, the provisions contained in Article 3, and the provisions contained in Article 8 which include a covenant not to compete.

          (iii) In further consideration of the payments and obligations of the Company, Executive agrees and covenants to make himself available and to assist and cooperate in a reasonable manner, even after leaving employment, and to provide continuing assistance to the AEI Companies, the DP&L Companies and the Conectiv Companies in pursuing, prosecuting or defending any matters, including pending litigation or regulatory proceedings or litigation or regulatory proceedings which may arise in the future and which may, in the reasonable judgment of the Company, necessitate Executive's participation. To the extent practicable, Company agrees that Executive's post-employment cooperation shall not unreasonably interfere with Executive's subsequent employment obligations.

          (iv) In further consideration of the undertakings by the Company, Executive further represents, covenants, warrants and agrees that Executive shall not, without the prior written consent of the Company, communicate or divulge any such confidential information, knowledge or data to anyone other than the Company and those properly designated by it, unless compelled to do so pursuant to an order of a court or other body having jurisdiction over the subject matter. Executive further represents, covenants, warrants and agrees that should Executive, at any time during or subsequent to his employment with the Company, be approached by third parties, either by subpoena, request, order or directive, to give a statement, to provide information (whether confidential or otherwise), or to otherwise reveal or discuss confidential or proprietary information affecting or pertaining to the AEI Companies, the DP&L Companies or the Conectiv Companies that, prior to responding to any such subpoena, order, request or directive, Executive shall promptly contact the Chief Executive Officer and the Chief Legal Officer or General Counsel of the affected company (or its successor, as the case may be) and shall provide the affected company the opportunity to discuss the request with Executive and to, at the election of the company, to oppose the application, subpoena or request for information. Furthermore, to the extent that Executive shall be required to comply with any such subpoena, order or directive, Executive shall provide only such information as is mandated, shall provide copies of such information to the affected company, and shall make every reasonable effort to assure that confidentiality shall attach to such information.

          (B) INJUNCTIVE RELIEF AND OTHER REMEDIES WITH RESPECT TO COVENANTS. The Executive acknowledges and agrees that the covenants and obligations of the Executive with respect to confidential information and property of the AEI, DP&L and Conectiv Companies relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants and obligations will cause the affected company irreparable injury, for which adequate remedies are not available at law. Therefore, Executive agrees that the AEI Companies, the DP&L Companies, the Conectiv Companies, and their subsidiaries and related companies, and any or all of them shall (i) be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) restraining Executive from committing any violation of the covenants and obligations contained in this Section 7, (ii) have no further obligation to make any payments to the Executive hereunder following any material violation of the covenants and obligations contained in this Section 7, and (iii) may seek all other appropriate damages including but not limited to recovery of attorney's fees and costs incurred in prosecuting such action(s).

          These remedies are cumulative and are in addition to any other rights and remedies the Companies may have at law or in equity. In connection with the foregoing provisions of this Section 7, the Executive represents that his economic means and circumstances are such that such provisions will not prevent him from providing for himself and his family on a basis satisfactory to him.

     8.   COVENANT NOT TO COMPETE.  Executive, in consideration of the
          -----------------------
undertakings of the Company, further represents, covenants and warrants to the Company, and to the DP&L Companies and the Conectiv Companies that, for a period of one (1) year following the Executive's last day of employment with the Company or, if the merger shall be consummated and Executive shall receive the benefits described in Article 4(A) of this Agreement, then for a period of one (1) year following the date of consummation of the merger, Executive shall not undertake any activity, employment, task or assignment, whether through ownership, employment, consulting arrangement or otherwise, with any person or entity engaged in any business activity in competition with the AEI Companies, the DP&L Companies, the Conectiv Companies, or any of their subsidiaries or affiliates. This covenant not to compete also includes a covenant not to take any such employment, task or assignment with any major customer of the AEI Companies or of the DP&L Companies which, in any line of electric utility, gas utility, electric marketing, gas marketing, generation or co-cogeneration business, represents one percent (1%) or more of the total revenues derived by such line of business from such customer. This covenant not to compete is limited to those companies which compete within the geographic area which, as of the date of this Agreement, comprises the area of the Pennsylvania-New Jersey-Maryland Interconnection and is also intended to include the southeastern portion of the State of New York which lies south of the northern most boundary line of the Commonwealth of Pennsylvania.

          It is the intent of this covenant not to compete that the Executive will not, during the described time period, and within the geographical limits hereinabove described, directly or indirectly engage, participate or make any financial investments in, or become employed by or render (whether or not for compensation) any consulting, advisory or other services to or for the benefit of any person, firm or corporation, or otherwise engage in any business activity on behalf of any such person, firm or corporation doing business within the defined geographic area which directly or indirectly competes with any of the business operations or activities in which the AEI Companies, the DP&L Companies and the Conectiv Companies, or any of their subsidiaries or affiliates are engaged, nor any such business activities in which any such company is developing as of the date of the separation from employment.

          Nothing contained herein is intended to restrict the Executive from making any investments in any corporation, partnership or other business enterprise whose outstanding capital stock or other equity interests are listed or admitted to unlisted trading privileges on a national securities exchange or included for quotation through an inter-dealer quotation system-of a registered national securities association, provided that such investment (i) represents less than five percent (5%) of the aggregate outstanding capital stock or other equity interests of such corporation, partnership or business enterprise and
(ii) does not otherwise provide Executive or any affiliate of Executive with the right or power (whether or not exercised) to influence, direct or cause the direction of the management policies and/or affairs of any such business or enterprise which is or might directly or indirectly compete with any business, operations or activities of the AEI Companies, the DP&L Companies or the Conectiv Companies or any of their subsidiaries and affiliates.

     9.   NO DISPARAGING COMMUNICATIONS.  Executive covenants, warrants and
          -----------------------------
promises that Executive shall not engage in any communications which shall disparage the AEI Companies, the DP&L Companies or the Conectiv Companies and their affiliated entities. The Company, for itself and its successors, promises that it shall not engage in any communications which shall disparage the Executive. This mutual promise shall not preclude either party from making truthful statements required in the normal course of business.

     10.  REQUEST FOR RECOMMENDATION.  To the extent Executive complies with the
          --------------------------
terms and conditions of this Agreement, the Company agrees that any request for reference on behalf of the Executive shall be made to the attention of J. L. Jacobs, M. I. Harlacher or, after consummation of the Merger, to either of those persons or to H. E. Cosgrove. The Company shall not be responsible to recommendations which may be directed to persons other than those designated.
To the extent those designated persons shall receive a request for a recommendation, the essential elements of the recommendation, which have been reviewed and agreed to by the parties, are attached hereto as EXHIBIT B.

     11.  NON-DISCLOSURE.
          --------------
          (A) Executive agrees, covenants and promises that he will not communicate or disclose the terms of this Agreement and General Release or the facts and circumstances leading up to this Agreement to any persons other than members of his immediate family, his attorney, accountant and/or tax or financial consultant, state and federal tax authorities or other persons as may be required by law to have information concerning same provided, however, that any such person or entity to whom disclosure is made shall be instructed in advance that the information is confidential pursuant to this Agreement.

          (B) Except as may otherwise be required pursuant to the terms of the Merger Agreement, disclosure requirements, or otherwise, the AEI Companies agree, and promise not to communicate or disclose the terms of this Agreement and General Release or the facts and circumstances leading up to this Agreement to any persons other than members of the AEI Board of Directors, Atlantic City Electric Company's Board of Directors, the Company's Executive Committee, the Company's Leadership Team, the DP&L Board of Directors, the transition Senior Leadership Team, the DP&L Strategic Operating Committee, and such other persons who have a need to know in the ordinary course of business.

          (C) Unless Article 4(C) of this Agreement shall be applied, it is understood and agreed that the only explanation which shall be publicly made or disclosed by the Executive or by the

Chief Executive Officer of the Company, M. I. Harlacher, Jr. or (for Conectiv) Howard E. Cosgrove shall be consistent with the statements contained in EXHIBIT B.

     12.  WAIVER OF RIGHT TO PARTICIPATE IN 1998 BONUS AND INCENTIVE PLANS.  In
          -----------------------------------------------------------------
recognition of the undertakings of the Company, Executive acknowledges that notwithstanding the date of Executive's last day of employment with the Company, Executive shall not be eligible to and shall not participate in any annual incentive plans or long-term incentive plans which, regardless of when instituted or made effective, are based upon performance on or after January 1, 1998. In consideration thereof, the Company agrees not to reduce Executive's 1997 Base Salary below its present level notwithstanding any subsequent reassignment of Executive, so long as Executive complies with the terms and conditions of this Agreement and, more particularly, Executive's obligations in compliance with Article 3 (except as a result of modification of Officers' salaries generally).

     13.  EXECUTIVE'S CERTIFICATION AND ACKNOWLEDGMENT.
          --------------------------------------------
          Executive certifies and acknowledges:

          (A) That he has read the terms of this Agreement and General Release, that he understands its terms and conditions, including the fact that he has agreed to RELEASE AND FOREVER DISCHARGE Atlantic City Electric Company, Atlantic Energy, Inc., the AEI Companies, the DP&L Companies and the Conectiv Companies as herein defined in accordance with Articles 5 and 6;

          (B) That he has signed this Agreement and General Release voluntarily and knowingly in exchange for the consideration described herein, which he acknowledges as adequate and satisfactory to him;

          (C) That he has been advised to consult with an attorney of his choice prior to signing this Agreement and General Release and Executive represents that he has done so;

          (D) That neither Atlantic City Electric Company, Atlantic Energy, Inc. any AEI Company, any DP&L Company or any Conectiv Company, nor any of their agents, representatives, employees or attorneys have made any representations to him construing the terms or effects of this Agreement and General Release other than those expressly set forth herein; and

          (E) That he has been informed that he has the right to consider this Agreement and General Release for a period of twenty-one (21) days prior to entering into this Agreement and General Release and has been further advised that he has the right to revoke this Agreement and General Release for a period of seven (7) days following his execution of this Agreement by giving written notice of his intention to do so to J. L. Jacobs, Chief Executive Officer, Atlantic City Electric Company at 6801 Black Horse Pike, Egg Harbor Township, New Jersey 08234-4130. It is agreed that no other person within Atlantic City Electric Company or any of the AEI Companies is deemed to be an authorized person to receive such notice of revocation.

     14.   MISCELLANEOUS.
           -------------
          (A) EFFECT OF THIS AGREEMENT ON EXISTING EMPLOYMENT AGREEMENT AND SEVERANCE PLANS. This Agreement supersedes, replaces and extinguishes all other agreements between the Executive and the Company or any of its subsidiaries, and any and all agreements or understandings, whether written or oral between Executive and Conectiv, Inc. and its subsidiaries and with Delmarva Power & Light Company or any of its subsidiaries relating to Executive's employment or future employment by any such entity. This includes, but it is not limited to that certain Employment Agreement between the Executive and the Company dated August 10, 1995 and any reference to employment by the Executive as contained in the Merger Agreement. This Agreement also supersedes any and all severance plans or programs which may now exist or which may hereafter be adopted by the Company, DP&L or Conectiv, and Executive shall not be entitled to participate in or receive any benefit under any such plan or program.

          (B) APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, applied without reference to principles of conflict of laws. The parties further agree to subject themselves to the exclusive jurisdiction of the courts of the State of New Jersey, without regard to convenience of forum, and specifically waive any claim of inconvenient forum.

          (C) ARBITRATION. Any dispute or controversy arising under or in connection with this Agreement shall be resolved by binding arbitration. The arbitration shall be held in the City of Atlantic City, New Jersey or in the City of Philadelphia, Pennsylvania and, except to the extent inconsistent with this Agreement, shall be conducted in accordance with the Voluntary Labor Arbitration Rules of the American Arbitration Association then in effect at the time of the arbitration, and otherwise in accordance with principles which would be applied by a court of law or equity. The arbitrator shall be acceptable to both the Company and the Executive. If the parties cannot agree on an acceptable arbitrator, the dispute shall be heard by a panel of three arbitrators, one appointed by each of the parties and the third appointed by the other two arbitrators.

          (D) AMENDMENTS. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

          (E) ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto with respect to the matters referred to herein. No other agreement relating to the terms of the Executive's employment by the Company, by DP&L and by Conectiv, oral or otherwise, shall be binding between the parties unless it is in writing and signed by the party against whom enforcement is sought. There are no promises, representations, inducements or statements between the parties other than those that are expressly contained herein. The Executive acknowledges that he is entering into this Agreement of his own free will and accord, and with no duress, that he has read this Agreement and that he understands it and its legal consequences.

          (F) NOTICES. All notices and other communications hereunder shall be in writing and shall be given by hand-delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:    at the home address of the Executive noted on the
                        records of the Company

If to the Company:    Atlantic Energy, Inc.
                      6801 Black Horse Pike
                      Pleasantville, New Jersey 08232
                      Attention: Secretary

with a copy to:    Simpson Thacher & Bartlett
                   425 Lexington Avenue
                   New York, York, NY  10019
                   Attention: Alvin H. Brown, Esq.

                   Morgan Lewis & Bockius
                   2000 One Logan Square
                   Philadelphia, PA 19103-6993
                   Attention:  Lawrence B. Fine, Esquire


or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

          (G) TAX WITHHOLDING. The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

          (H) SEVERABILITY; REFORMATION. In the event that one or more of the provisions of this Agreement shall become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby. In the event that any of the provisions of any of Section 11(a) are not enforceable in accordance with its terms, the Executive and the Company agree that such Section shall be reformed to make such Section enforceable in a manner which provides the Company the maximum rights permitted at law.

          (I) LEGAL FEES AND EXPENSES. Except as otherwise provided herein, In the event either party shall be required to commence an action at law or in equity, to enforce its rights under or as a result of a breach of this Agreement, the parties shall each bear their own attorneys' fees and costs.

          (J) WAIVER. Waiver by any party hereto of any breach or default by the other party of any of the terms of this Agreement shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived. No waiver of any provision of this Agreement shall be implied from any course of dealing between the parties hereto or from any failure by either party hereto to assert its or his rights hereunder on any occasion or series of occasions.

          (K) SURVIVAL. To the extent any provision of this Agreement shall require enforcement or compliance by either party beyond the last date of employment of the Executive by the Company, such terms shall be deemed to survive and shall continue to be binding upon and enforceable by or against the parties hereto, their successors and assigns.

          (L) THIRD PARTY BENEFICIARIES. This Agreement is not intended to create any rights in any persons, except to the extent specifically set forth herein. It is expressly understood and agreed that the Delmarva Companies and the Conectiv Companies are intended to be third party beneficiaries of this Agreement and shall have the right of enforcement against Executive.

          (M)   SUCCESSORS.

          (i) This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

          (ii) This Agreement shall inure to the benefit of and be binding upon the Company and its successors.

          (iii) It is further understood and agreed that the rights and obligations hereunder extend to Delmarva Power & Light Company, its subsidiaries and affiliates ("DP&L"), and Conectiv, Inc., its subsidiaries and affiliates ("Conectiv"). This includes, but it is not limited to, the release of all claims by Executive against the Company, DP&L and Conectiv.

          (N) INDEMNIFICATION. The Company agrees to indemnify the Executive and hold the Executive harmless from and against any claim, loss or cause of action arising from or out of the Executive's performance as an officer, director or employee of the Company or any of its subsidiaries or in any other capacity, including any fiduciary capacity, in which the Executive served at the request or direction of the Company to the maximum extent permitted by applicable law and the Company's Certificate of Incorporation and By-laws.

          (O) COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

          (P) CAPTIONS. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

     IN WITNESS WHEREOF, and intending to be legally bound hereby, Executive, Atlantic City Electric Company, Atlantic Energy, Inc., hereby execute the foregoing Agreement and General Release to be legally binding upon Executive and the AEI Companies on the day and year first above written.


WITNESS:

/s/ Paula M. James                   /s/ Michael J. Chesser
__________________________________  ________________________________________
Paula M. James                      Michael J. Chesser


ATTEST:                             ATLANTIC CITY ELECTRIC COMPANY


/s/ James E. Franklin II                  /s/ J. L. Jacobs
__________________________________    BY:___________________________________
James E. Franklin II                     J. L. Jacobs
                                         Chairman and Chief Executive Officer


ATTEST:                             ATLANTIC ENERGY, INC.


/s/ James E. Franklin II                  /s/ J. L. Jacobs
__________________________________    BY:___________________________________
James E. Franklin II                     J. L. Jacobs
                                         Chairman and Chief Executive Officer


ATTEST:                             ATLANTIC ENERGY, INC.


/s/ James E. Franklin II                  R. B. McGlynn
__________________________________    BY: _________________________________
James E. Franklin II                     R. B. McGlynn, Chairman
                                         Compensation & Benefits Committee


                           (Certifications Attached)

                             STATE OF NEW JERSEY :
                                                 :    ss.
                             COUNTY OF ATLANTIC  :

     I CERTIFY that on August 14, 1997, MICHAEL J. CHESSER personally came before me and acknowledged under oath, to my satisfaction, that he:
     (a)  is named in and personally signed this document; and
     (b)  signed, sealed and delivered this document as his act and deed.

                                  /s/ Paula M. James
                              ____________________________________________


STATE OF NEW JERSEY :
                    :    ss.
COUNTY OF ATLANTIC  :


     I CERTIFY that on August 14, 1997, JAMES E. FRANKLIN II personally came before me, and this person acknowledged under oath, to my satisfaction, that:
     (a) he is the Secretary of Atlantic City Electric Company and Atlantic Energy, Inc., the corporations named in this document;
     (b)  he is the attesting witness to the signing of this document by JERROLD
          L. JACOBS, Chairman and Chief Executive Officer of Atlantic City Electric Company and Atlantic Energy, Inc. and by RICHARD B. McGLYNN, Chairman of the Compensation & Benefits Committee of Atlantic Energy, Inc.;
     (c) this document was signed and delivered by the corporation as its voluntary act duly authorized by a proper resolution of its Board of Directors;
     (d) he knows the proper seal of the corporation which was affixed to this document; and
     (e)  he signed this proof to attest to the truth of these facts.


SIGNED and sworn to before me on

                                    /s/ James E. Franklin
August 14, 1997.                   _____________________________________
                                    James E. Franklin

                                                                       EXHIBIT A

                             LETTER OF  RESIGNATION



                              July 28, 1997



J. L. Jacobs, Chairman and CEO
Atlantic Energy, Inc.
6801 Black Horse Pike
Egg Harbor Township, NJ  08234-4130

     RE: Resignation of M. J. Chesser from the Board of Directors of Atlantic Energy, Inc.

Dear Jerry:

     As you are aware, I have made a decision to pursue other options and have voluntarily elected not to place myself in consideration for a position with Conectiv, Inc. Under the circumstances, this will confirm that we deem it to be in the mutual best interest of the Company for me to submit my resignation as a Director of Atlantic Energy, Inc. effective August 13, 1997.

     Accordingly, I ask you to accept this letter of resignation on behalf of the Board of Directors of the Company.

                              Very truly yours,


                            /s/ Michael J. Chesser
                              Michael J. Chesser

                                                                       EXHIBIT B

                       ESSENTIAL TERMS OF RECOMMENDATION


     It is understood and agreed by and between Michael J. Chesser and Atlantic Energy, Inc. and its affiliated, subsidiary companies and their successor(s) that all requests for recommendation by M. J. Chesser shall be directed to either J. L. Jacobs or M. I. Harlacher, Jr. (in the absence of J. L. Jacobs) or, after consummation of the merger, shall be directed to either of those individuals or H. E. Cosgrove.

     It is further agreed that the following constitute the essential terms of any recommendation which shall be given, and that such recommendation is subject to compliance by the Executive with the terms and conditions of the Employment Separation and General Release Agreement dated August 14, 1997.

     M. J. Chesser was recruited to join Atlantic Energy, Inc. in 1994 as Executive Vice President of Atlantic Electric. He was promoted in 1995 to President of Atlantic Electric and again in 1996 to President and COO of Atlantic Energy and a member of the Board of Directors. He also served from 1996 on as President of Atlantic Energy Enterprises.

     During his term of employment he spearheaded the development and implementation of a corporate strategy to prepare Atlantic Energy for growth in a deregulated environment. Key elements of the strategy include:

     . A corporate transformation bringing a stronger market performance focus to all levels of the organization, modifications in work force practices and working relationship with the collective bargaining unit of the electric utility subsidiary, and an aggressive campaign to modify work system management and cost control.

     . An aggressive, but humane program of downsizing resulting in a voluntary reduction in force of approximately 16%.


     . The formation and successful launching of several new non-regulated ventures including Atlantic Thermal Systems, Atlantic Energy Service, Enerval (Energy Marketing) and Enertech (a venture energy technology fund).

     . A reformulation of the executive management team, including recruitment of several key outside executives.

     . The creation and implementation of a broad based public policy initiative.

The result of these changes has been evidenced by strong performance in 1997 in terms of earnings, customer relationships, and corporate culture development.

     To facilitate the implementation of the corporate strategy, M. J. Chesser developed strong working relationships with key legislative, regulatory and community leaders as well as financial analysts and investment bankers.

     M. J. Chesser actively contributed to the successful negotiation of a merger agreement with Delmarva Power & Light Company and served as a member of the combined Senior Leadership Team which was responsible to oversee and manage the merger transition process.

     M. J. Chesser elected to withdraw from consideration as an employee of Conectiv after much personal and professional reflection, electing to pursue instead various new personal and professional opportunities. He announced his decision prior to the Executive Selection Process in order to provide other individuals the opportunity for consideration, and to allow other officers the opportunity to engage candidates in an interview process.

     M. J. Chesser continued to actively support the business plan of the organization and the merger application process.

     M. J. Chesser left the employment of the Company on __________________. At the time of this withdrawal, he continued to hold the position of President and Chief Operating Officer of Atlantic Energy, Inc., President and Chief Operating Officer of Atlantic City Electric Company and President and Chief Operating Officer of Atlantic Energy Enterprises, Inc.

Michael J. Chesser
Change of Control and Consummation of Merger on or before May 1, 1998
Schedule 1

  4(A)(i)
    1     Executive's Base Salary through to last day of employment:

          1997 Base Salary                             $314,000.00

          Monthly Salary                                $26,166.67

    2 Three times 1997 Annual Base Salary plus 1997 Annual Bonus based on achievement of target levels of performance:

          1997 Base Salary                             $314,000.00
          1997 target bonus (30%)                       $94,200.00
                                                         ---------
                          subtotal                     $408,200.00
                                                        ----------

          Three times                                $1,224,600.00
                                                      ------------

    3     1997 Annual Bonus:
   (x)    1997 target bonus inclusive of the 1997 "one-time benefit":

          Target bonus (30% of 1997 Annual Base
            Salary)                                     $94,200.00

          Expected % value (@7-31-97)                      182.00%
                                                           -------

          1997 Bonus                                   $171,444.00
                                                        ----------

   (y)    Pro rata days employed in 1997                      100%
            (assumed work till December 31, 1997)

   (z)                                                       $0.00

          (x) times (y) minus (z)                      $171,444.00
                                                        ----------

Michael J. Chesser
Change of Control and Consummation of Merger on or before May 1, 1998
Schedule 1

  4(A)(i)
    4     Long-term incentive compensation:
          Restricted Stock
          Performance cycle 2
            19700 shares times $17.875/share(9/4/97)*  $352,137.50
            (*will include reinvested dividends from 1/1/96)
          Estimated value of options
          Cycle 1 shares                     18300
          Cycle 2 shares                     19700
                                            ------
            Total options                   38,000

          Estimated value of options/share   $0.51

          Total value of options                         $19,380.00
                                                          ---------

    5     SERP
          Average bonus
            1997 target bonus           $94,200.00
            1997 target bonus as
             projected w/o "1" time
             benefit (115%)                             $108,330.00

          1997 Base Salary                              $314,000.00
                                                         ----------
          Total                                         $422,330.00
                                                         ----------

          1997 Annual retirement benefit (25%)          $105,582.50
                                                         ----------
          (TO BE GROSSED-UP FOR FEDERAL AND STATE INCOME TAXES)

          Payable beginning first day Executive reaches age 57**

          Lump-sum payment calculation
          Annual SERP payment                           $105,582.50
          PBGC factor (1997 age 60**)                       11.6852
                                                            -------

          Lump-sum payment                            $1,233,752.63
                                                       ------------
          (TO BE GROSSED-UP FOR FEDERAL AND STATE INCOME TAXES)

          Payable beginning first day Executive reaches age 57**
          (**may change based on action of AEI Board of Directors)

          Post retirement survivor benefit                      75%
          SERP base calculation                         $422,330.00
                                                         ----------

          Total post retirement survivor benefit        $316,747.50
                                                         ----------

Michael J. Chesser
Change of Control and Consummation of Merger on or before May 1, 1998
Schedule 1

  4(A)(i)
    5     Pension
          Years of service 6.92 (December 31, 1997)
          Pension earnings
            1995                        $374,000.00
            1997                        $331,000.00
          year 1                        $485,444.00
          year 2                        $422,330.00
          year 3                        $422,330.00
          total                       $2,035,104.00
          average 5 yrs                                 $407,020.80

          factor 1.6% *6.92 years of service                0.11072
                                                            -------

          Annual pension benefit                         $45,065.34
          Payable beginning first day Executive
            reaches age 55


    6     Deferred compensation
          Projected balance at December 31, 1997         $36,867.84

          Vacation pay
            Daily rate of pay                             $1,207.69
                                                          ---------

Assumes that merger closes December 31, 1997
Assumes performance level of 182% for bonus calculation including 67% of "1" time item.

Michael J. Chesser
No Change of Control and Consummation of Merger
Schedule 2

  4(B)(i)
    1     Executive's Base Salary through to last day of employment:

          1997 Base Salary                             $314,000.00

          Monthly Salary                                $26,166.67

    2 Two times 1997 Annual Base Salary plus 1997 Annual Bonus based on achievement of target levels of performance:

          1997 Base Salary                             $314,000.00
          1997 target bonus (30%)                       $94,200.00
                                                         ---------
                          subtotal                     $408,200.00
                                                        ----------

          Two times                                    $816,400.00
                                                        ----------

    3     1997 Annual Bonus:
   (x)    1997 target bonus inclusive of the 1997 "one-time benefit":

          Target bonus (30% of 1997 Annual Base
            Salary)                                     $94,200.00
          Expected % value (@7-31-97)                      182.00%
                                                           -------

          1997 Bonus                                   $171,444.00
                                                        ----------

   (y)    Pro rata days employed in 1997                      100%
            (assumed work till December 31, 1997)

   (z)                                                       $0.00

          (x) times (y) minus (z)                      $171,444.00
                                                        ----------

Michael J. Chesser
No Change of Control and Consummation of Merger
Schedule 2

  4(B)(i)
    4(a)  Long-term incentive compensation:
          Based on actual performance, prorated to last day of employment.

    4(b)  Long-term incentive compensation:
          Based on minimum treshold targets 16.67%
          Cycle 2 shares*               19,700
          minimum performance           16.67%
          (*will include reinvested dividends from 1/1/96)
          payout in shares                                         3.284
          price per share (9-4-97)                                17.875

          Total value                                         $58,701.32
                                                              ----------


    5     SERP
          Average bonus
            1996 actual bonus                 $17,000.00
            1997 target bonus as
             projected w/o "1" time
             benefit (115%)                  $108,330.00
          Average bonus                      $125,330.00      $62,665.00
          1997 Base Salary                                   $314,000.00
                                                              ----------
          Total                                              $376,665.00
                                                              ----------

          Annual retirement benefit (25%)                     $94,166.25
                                                              ----------
          (TO BE GROSSED-UP FOR FEDERAL AND STATE INCOME TAXES)

          Payable beginning first day Executive reaches age 60**

          Lump-sum payment calculation
          Annual SERP payment                                 $94,166.25
          PBGC factor (1997 age 60**)                            11.6852
                                                                 -------

          Lump-sum payment                                 $1,100,351.46
                                                            ------------
          (TO BE GROSSED-UP FOR FEDERAL AND STATE INCOME TAXES)

          Payable beginning first day Executive reaches age 60**
          (**May change based on action of AEI Board of Directors)
          Post retirement survivor benefit                          75%
          SERP base calculation                             $376,665.00
                                                             ----------

          Total post retirement survivor benefit            $282,498.75
                                                             ----------

Michael J. Chesser
No Change of Control and Consummation of Merger
Schedule 2

  4(A)(i)
    5     Pension
          Not vested in Atlantic Electric pension plan






    6     Deferred compensation
            Projected balance at December 31, 1997         $36,867.84

          Vacation pay
            Daily rate of pay                               $1,207.69
                                                             --------

Michael J. Chesser
Termination for Cause
Schedule 3

  4(C)(i)
    1     Executive's Base Salary through to last day of employment:

          1997 Base Salary                             $314,000.00

          Monthly Salary                                $26,166.67

    2     Incentive and Equity Amounts
          No merger priod to the expiration of the now current plan(s)
            Payout based on actual performance, prorated to last day of employment

          Consummation of merger subsequent to May 1, 1998
            Payout based on minimum threshold targets 16.67%
          Cycle 2 shares                        19,700
          minimum performance                   16.67%

          payout in shares                                      3,284
          price per share (9-4-97)                             17.785

          Total value                                      $58,701.32

          SERP
          No payout
          Minimum years of service 5   requirement not satisfied

          Pension
          No payout
          Not vested in plan

    3     Health care coverage in compliance with COBRA